Exhibit 99.1

Crane Co.	NEWS

Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. REPORTS STRONG OPERATING RESULTS

BEFORE PROVISIONS EXTENDING ASBESTOS

AND ENVIRONMENTAL LIABILITY ESTIMATES;

SETS 2012 EPS GUIDANCE OF $3.75 - $3.95

STAMFORD, CONNECTICUT – January 23, 2012 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported a fourth quarter 2011 net loss of $2.16 per share, compared to earnings of $0.66 per diluted share in the fourth quarter of 2010. Fourth quarter 2011 results include an after-tax asbestos provision of $157 million and an after-tax environmental provision of $20 million (totaling $3.05 per share). Fourth quarter 2010 results were impacted by net after-tax charges from Special Items of $0.02 per diluted share. Excluding these Special Items, fourth quarter 2011 earnings per diluted share increased 29% to $0.88 compared to $0.68 in the fourth quarter of 2010. (Please see the attached Non-GAAP Financial Measures table for pretax, after-tax and earnings per share amounts of Special Items.)

Fourth quarter 2011 sales of $632 million increased $58 million, or 10%, compared to the fourth quarter of 2010, resulting from a core sales increase of $40 million (7%), an increase in sales from acquired businesses (net of divestitures) of $16 million (3%), and favorable foreign currency translation of $2 million.

The operating loss in the fourth quarter of 2011 was $192.7 million compared to an operating profit of $53.7 million in the fourth quarter of 2010. Excluding Special Items, fourth quarter 2011 operating profit increased 26.3% to $79.3 million compared to $62.8 million in the fourth quarter of 2010, and operating profit margin increased to 12.6%, compared to 10.9% in the fourth quarter of 2010. (Please see the attached Non-GAAP Financial Measures table.)

Full Year 2011 Results

Total sales in 2011 were $2.55 billion, an increase of 15% from $2.22 billion in 2010, resulting from a core sales increase of $217 million (10%), an increase in sales from acquired businesses (net of divestitures) of $60 million (3%), and favorable foreign currency translation of $51 million (2%).

Operating profit for the full year 2011 was $42.3 million compared to $235.2 million in 2010. Excluding Special Items, 2011 operating profit increased 29.3% to $314.2 million compared to $243.1 million in 2010, and operating profit margin increased to 12.3%, compared to 11.0% in 2010.

Full year 2011 earnings per diluted share declined to $0.44, compared to $2.59 in 2010. Excluding Special Items, 2011 earnings per diluted share increased 32% to $3.43 compared to $2.59 in 2010. (Please see the attached Non-GAAP Financial Measures table.)

Order backlog was $778 million at December 31, 2011 compared to $768 million at December 31, 2010.

“We are pleased to report a record full year EPS of $3.43, excluding Special Items, in line with our most recently issued guidance and significantly better than the $2.80-$3.00 range for 2011 that we expected a year ago,” said Crane Co. president and chief executive officer, Eric C. Fast. “Excluding Special Items, full year operating margin was 12.3%, a substantial improvement over 11.0% in 2010, and we expect to achieve our 13% operating margin target in 2012. The more stable trends we have experienced over the last several years enable us to extend our reserve for asbestos.”

Fourth Quarter 2011 Special Items

As of December 31, 2011, the Company extended the time horizon of its estimate of asbestos liability from 2017 to 2021, reflecting stabilization in key trends, such as indemnity and defense costs and the number of claims filed against the Company. The following table shows the Company’s estimate of its asbestos liability, net of insurance reimbursements and net of tax, of $277 million prior to extending the timeframe of the liability estimate; the $157 million effect of the extension; and the total of $434 million as of December 31, 2011.

($ millions)		Impact to Extend Liability to 2021
	Liability Thru 2017 Before 4Q 2011 Provision	4Q 2011 Provision	Balance @ 12/31/11
Asbestos Liability	$608	$285	$894
Insurance Receivable	(181)	(44)	(225)

Net Asbestos Liability	427	242	668
Tax Benefit	(149)	(85)	(234)

After-Tax Asbestos Liability	$277	$157	$434

The Company estimates that its annual, after-insurance, after-tax cash outflow associated with its asbestos liability will generally be in the $40 - $50 million range through 2021, similar to the level of outflow experienced during 2010 and 2011. Additional information on the Company’s asbestos liability exposure is available in its Form 8-K filed with the SEC today.

As of December 31, 2011, the Company increased its environmental liability for its legacy Superfund Site in Goodyear, Arizona by $30 million ($20 million after tax), reflecting changes in site remediation requirements and accrued costs through 2016.

Cash Flow and Financial Position

Cash provided by operating activities in the fourth quarter of 2011 was $84.8 million, after the effect of a $30 million discretionary pension contribution made in December, compared to $74.2 million in the fourth quarter of 2010. Free cash flow (cash provided by operating activities less capital spending) for the fourth quarter of 2011 was $77.8 million, compared to $66.8 million in the fourth quarter of 2010. For the full year 2011, cash provided by operating activities was $149.8 million compared to $133.5 million in 2010. Free cash flow for the full year 2011 was $115.1 million, compared to $112.5 million in the prior year, in line with our October guidance before discretionary pension contributions; discretionary pension contributions were $30 million and $25 million, respectively, in 2011 and 2010. The Company repurchased 1,706,903 shares of its common stock during 2011 at a cost of $80 million, including 650,773 shares in the fourth quarter for $30 million. The Company’s cash position was $245 million at December 31, 2011, as compared to $211 million at September 30, 2011. (Please see the Condensed Statement of Cash Flows and Non-GAAP table.)

Segment Results

All comparisons detailed in this section refer to the fourth quarter 2011 versus the fourth quarter 2010. The commentary refers to the results before Special Items.

Aerospace & Electronics

	Fourth Quarter
(dollars in millions)	2011	2010	Change
Sales	$172.0	$161.1	$10.9	7%
Operating Profit	$38.8	$33.2	$5.6	17%
Operating Profit, before Special Items*	$38.8	$33.3	$5.5	17%
Profit Margin	22.6%	20.6%
Profit Margin, before Special Items	22.6%	20.7%

*	4Q’10 excludes restructuring charges of $0.2 million

Fourth quarter 2011 sales increased $10.9 million, or 7%, reflecting a $12.7 million increase (13%) in Aerospace Group sales and a decrease of $1.8 million (3%) in Electronics Group revenue. The Aerospace sales growth reflected higher OEM and aftermarket activity, with an increase in both commercial and military related demand. Segment operating profit increased by 17% and margins improved to 22.6% as the higher volume and margins in the Aerospace Group offset the modest decline in the Electronics Group.

Aerospace & Electronics order backlog was $411 million at December 31, 2011 compared to $409 million at September 30, 2011 and $431 million at December 31, 2010.

Engineered Materials

	Fourth Quarter
(dollars in millions)	2011	2010	Change
Sales	$45.0	$45.0	—	—

Operating Profit	$4.6	$3.5	$1.1	32%

Profit Margin	10.1%	7.7%

Segment sales of $45.0 million were equal to the fourth quarter of 2010, with slightly lower sales to recreational vehicle manufacturers offset by higher sales to transportation and building products customers. Operating profit and margins improved to $4.6 million and 10.1%, respectively, primarily reflecting the impact of higher selling prices and improved productivity.

Merchandising Systems

	Fourth Quarter
(dollars in millions)	2011	2010	Change
Sales	$86.2	$76.1	$10.1	13%

Operating Profit	$7.7	($2.6)	$10.3	NM
Operating Profit, before Special Items*	$7.7	$2.9	$4.8	167%

Profit Margin	8.9%	-3.4%
Profit Margin, before Special Items	8.9%	3.8%

*	Excludes $4.2 million of restructuring charges and $1.3 million of transaction costs associated with the Money Controls acquisition in 4Q’10

Merchandising Systems sales of $86.2 million increased $10.1 million, or 13%, primarily reflecting sales associated with the December 2010 acquisition of Money Controls. Operating profit and margins increased reflecting improved operating results in both Vending and Payment Solutions, including a positive contribution from Money Controls.

Fluid Handling

	Fourth Quarter
(dollars in millions)	2011	2010	Change
Sales	$297.5	$261.7	$35.8	14%

Operating Profit	$38.8	$29.3	$9.5	33%
Operating Profit, before Special Items*	$38.8	$32.7	$6.1	19%

Profit Margin	13.0%	11.2%
Profit Margin, before Special Items	13.0%	12.5%

*	Excludes $3.5 million of restructuring charges in 4Q’10

Fourth quarter 2011 sales increased $35.8 million, or 13.7%, which included a core sales increase of $29.9 million (11.4%), an increase in sales from the acquisition of W. T. Armatur (WTA) of $4.8 million (1.9%), and favorable foreign currency translation of $1.0 million (0.4%). The sales increase was broad based across Fluid Handling and operating margin improved to 13%. Fluid Handling order backlog was $314 million at December 31, 2011, compared to $329 million at September 30, 2011 and $272 million at December 31, 2010.

Controls

	Fourth Quarter
(dollars in millions)	2011	2010	Change
Sales	$30.9	$30.1	$0.8	3%

Operating Profit	$3.2	$2.9	$0.3	9%

Profit Margin	10.4%	9.8%

Fourth quarter 2011 sales of $30.9 million increased 3%, driven by continued improvement in industrial, transportation and upstream oil and gas related end markets. The operating profit increase reflected leverage of the higher sales volume.

Full Year 2012 Guidance

Sales for 2012 are expected to increase approximately 3-5% driven by a core sales increase of 5-6%, incremental sales from the WTA acquisition of less than 1%, partially offset by unfavorable foreign exchange of approximately 2%. Our 2012 earnings guidance is a range of $3.75 - $3.95 per diluted share, reflecting revenue and profit growth across all of our segments. On a comparable basis and before Special Items, 2011 earnings per diluted share were $3.43. Segment-specific sales and operating profit guidance will be provided at our Investor Day conference on February 16, 2012. The Company’s 2012 free cash flow (cash provided by operating activities less capital spending) guidance of $160 - $190 million includes the effect of asbestos related cash flows.

Please see the Non-GAAP Financial Measures table attached to this press release for supporting details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the fourth quarter financial results on Tuesday, January 24, 2012 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. Investor Day

The Company will hold its annual Investor Day conference on Thursday, February 16 in New York City from 8:30 am to noon and will be available on the web at www.craneco.com.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

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